Exhibit 3.5

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 05/16/1996
960142679 - 2585512

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PAN ACQUISITION, INC.

PAN ACQUISITION, INC., a Delaware corporation HEREBY CERTIFIES AS FOLLOWS:

1.                           The name of the Corporation is PAN Acquisition, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was January 25,1996.

2.                           This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by the written consent of the sole stockholder holder of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

3.                           Article I of the Certificate of Incorporation is hereby amended in full to be and read as follows:

“ARTICLE I

NAME

The name of the corporation is Panolam Industries, Inc. (the “Corporation”).”

IN WITNESS WHEREOF, PAN Acquisition, Inc. has caused this certificate to be signed by Jean-Pierre Conte, its Vice President, and attested by Daniel J. Boverman, its Secretary, this 13th day of May, 1996.

PAN Acquisition, Inc.

	By:	/s/ Jean Pierre Conte
Vice President

ATTEST:

/s/ Daniel J. Boverman
Secretary